Market value
R$57.3 billion
US$18.2 billion

Prices
BRFS3 R$65.68
BRFS US$20.91

Shares:
872,473,246 common shares
24,888,751 treasury shares
Base: 06.30.2015

Webcast
Date: 07.31.2015
09:00 Portuguese
10:30 English

Telephone:
Dial-in with connections in Brazil: +55 11 31931001 or +55 11 28204001
Dial-in with connections in the United States: +1 8887000802
www.brf-br.com/ri

IR Contacts:
Augusto Ribeiro Junior
CFO and IRO

Agnes Blanco Querido
IR Manager

+55 11 23225398
acoes@brf-br.com

BRF S.A.

Management Report of Second Quarter 2015 Results

Financial Highlights

•  Net operating revenues of R$7.9 billion, 12.8% higher than in 2Q14.

•  Gross margin of 31.9%, compared with 27.1% in the 2Q14 and 30.7% in 1Q15.

•  EBITDA was R$1.4 billion, an increase of 43.6% y/y and EBITDA margin was 17.4%, a gain of +3.7 p.p. in the same comparison.

•  Volume and net revenue from processed products in Brazil were, respectively, 9.4% and 15.2% higher than in 2Q14.

•  EBIT margin in the Middle East and Africa (MEA) of 18.3%, resulting mainly from the structural changes adopted in the area.

•  The Return on Invested Capital (ROIC) was 13.3% (LTM) compared with 7.9% in 2Q14 and 12.3% in 1Q15.

•  Issuance of €500.0 million in Senior Notes compliant with the Green Bonds principles, being the first issuance of this type by a Brazilian company.

Key Financial Indicators - Continued Operations

Results - R$ Million	2Q15	2Q14	y/y	1Q15	q/q
Net Revenues	7,913	7,015	12.8%	7,048	12.3%
Gross Profit	2,525	1,901	32.8%	2,164	16.7%
Gross Margin (%)	31.9%	27.1%	4.8 p.p.	30.7%	1.2 p.p.
EBIT	1,058	667	58.6%	641	65.0%
EBIT Margin (%)	13.4%	9.5%	3.9 p.p.	9.1%	4.3 p.p.
EBITDA	1,380	961	43.6%	951	45.1%
EBITDA Margin (%)	17.4%	13.7%	3.7 p.p.	13.5%	3.9 p.p.
Net Income	364	249	46.6%	462	(21.0%)
Net Margin (%)	4.6%	3.5%	1.1 p.p.	6.5%	(1.9) p.p.
Earnings per share[1]	0.43	0.29	50.8%	0.54	(20.7%)
[1] Consolidated Earnings per Share (in R$), excluding Treasury Shares.

Dear Shareholders,

BRF closes the second quarter of 2015 with strong results, mainly arising from international markets. The effort of management, growth and implementation of a culture inspired by solid values is reflected in the results presented here today. Special highlight to the performance in the Middle East, a result of the modern management and new Company profile, that produces consumer goods and not commodities.

This successful trajectory is inextricably linked to the structural changes adopted over the last two years, strengthened by the more decentralized management model and greater independence granted to the markets. The acknowledgement also comes from the upgrade received on the Company´s rating given by Standard & Poor's, a notch above the sovereign credit of the country in foreign currency and the successful issuance of Green Bonds, unprecedented for the southern part of the American continent.

Therefore, BRF closes the first half of the year well positioned, despite the unfavorable and equally challenging period for the country given the current macroeconomic scenario and starts the second half with an important milestone in its history, the return of some of Perdigão’s products.

The relaunch of the Perdigão brand, envisioned since the reorganization of the Company, defines a new chapter for the Brazilian retail and a dream come true. The Company is now able to fully show the strength of its brand.

With a product well established line of products, Perdigão returns in 83% of processed foods categories, bringing an innovative message, both in marketing strategies and visibility at the point of sale and in the relationship with retailers. Following Sadia, the leading brand that now complements the portfolio, focusing on quality and affordability, Perdigão establishes itself as the second brand in market share.

Lastly, nothing could have happened without a culture that includes our employees at the heart of the strategy. This has been successfully accomplished. Fully focused on the consumer, the perspective remains encouraging and we continue to invest for the long run, with a view to deepen the sustainable growth model and extend our practices across borders to all partners and communities.

Abilio Diniz Chairman of the Board of Directors	Pedro Faria Global CEO

2nd Quarter 2015 Results (2Q15)

(The results presented below refer to the Company's continued operations and exclude the discontinued operations (Dairy products) that, as announced in December 2014, were sold to Lactalis).

* In early 2015, BRF announced its new organizational structure in Brazil and abroad. Due to this reorganization, the Company started to report its results per region from 1Q15 (Brazil, Middle East and Africa, Asia, Europe/Eurasia, and Latin America) in line with the new structure. In addition, as previously announced, the Food Services division, which was previously reported separately, is now part of the regions and its results are integrated within the regions.

Strategic Highlights

•      In June 2015, BRF announced the conclusion of the acquisition of a 49% stake in SATS BRF Food Pte. Ltd stakes (“SATS BRF”), a new company created by the joint venture ("JV") with Singapore Food Industries Pte. Ltd. ("SFI"), a wholly owned subsidiary of SATS Ltd. SATS BRF will focus on expanding the the processed and semi-processed food offer, of high value-added, initially to the Singapore market.

•      In April, the Company signed with the shareholders of Invicta Food Group Limited ("IFGL") the final documents for the establishment of a joint venture between BRF GmbH and IFGL, which will focus on the distribution of processed foods in UK, Ireland and Scandinavia markets.

•      On May 7, 2015, the General Superintendence of the Administrative Council for Economic Defense ("CADE") approved, without restrictions, the acquisition by Lactalis do Brasil, a company controlled by Parmalat S.p.A., of BRF´S dairy division.

•      In May 2015, the international credit rating agency, Standard & Poor's (“S&P”), announced the upgrade of the global scale corporate rating and existing issuances of BRF S.A. from "BBB-" to "BBB", based on the Company´s strong cash flow generation and low indebtedness. S&P also confirmed BRF´s national scale ratings of “brAAA”. It was assigned a stable outlook on the global corporate rating.

•      In May 2015, BRF priced an offering abroad of a seven year Senior Note ("Notes") in the total amount of €500.0 million. The Notes comply with the Green Bond Principles, these beingthe first Green Bonds issued by a Brazilian company. The Notes, due June 3, 2022, were issued at a coupon of 2.750% per year. The funds will be used to finance sustainable projects such as energy efficiency, reducing greenhouse gases emissions, renewable energy, water use management, waste management, use of sustainable and efficient packaging, sustainable management of forest areas and reducing the use of raw materials.

•      Also in May 2015, BRF completed the tender offer in the amount of US$725 million (64.21% of acceptance) to repurchase some of the 2017, 2020 and 2022 Notes. Thus, BRF withdrew from the market debts with higher interest rates.

•      At an extraordinary meeting held on June 18, 2015, BRF´s Board of Directors approved shareholders' compensation in the form of interest on own capital in the gross amount of R$0.5024 per outstanding share.

Subsequent Events

•      In July 2015, BRF informed its shareholders and the market in general that it had concluded the sale of its dairy product division to Lactalis ("Transaction"), including the sale of 100% of Elebat Alimentos S.A. shares, a company into which BRF granted the rights and obligations related to its dairy product division. The Transaction amount was approximately R$2.1 billion.

•       Perdigão’s Return

▪  On July 2, 2015, BRF announced the return of the sales of relevant categories under the Perdigão brand suspended by CADE at the time of the merger between Sadia and Perdigão in 2011, such as ham, cooked ham, smoked sausage and pork products (pork loin, pork leg, among others).

▪  The return of these categories represent a portfolio diversification for BRF, which will become more affordable for Brazilian consumers, bringing back the quality and tradition both characteristics of Perdigão’s brand products.

▪  It is noteworthy that, despite the suspension of some categories, Perdigão remained the second most recalled brand by Brazilian consumers in the categories in which BRF operates (Top of Mind) and that even during the standstill period, it remained available in points of sales with 13 out of 22 categories in which the brand was present before the CADE decision.

Consolidated Result 2Q15

Slaughter and Production

Production	2Q15	2Q14	y/y	1Q15	q/q
Poultry Slaughter (Million Heads)	421	399	5.5%	407	3.5%
Hog Slaughter (Thousand Heads)	2,287	2,282	0.2%	2,209	3.5%
Cattle Slaughter (Thousand Heads)	49	125	(60.8%)	38	28.0%
Production (Thousand Tons)	1,091	1,053	3.6%	1,056	3.4%
Meats*	961	930	3.4%	944	1.8%
Other Processed Products	130	123	5.7%	112	16.3%
Feed and Premix (Thousand Tons)	2,622	2,562	2.4%	2,589	1.3%

* Volumes of Meat of 1Q15 changed from 942.9 to 944 due to the inclusion of Middle East's production

Poultry slaughtering activities in 2Q15 increased by 5.5% y/y and 3.5% q/q. The same with hog slaughtering, which increased 0.2% y/y and 3.5% q/q. Beef slaughtering decreased by 60.8% y/y due to the disposal of the beef slaughtering plants to Minerva in October 2014. However, in the quarterly comparison, the beef slaughtering remained 28.0% higher due to higher beef slaughter in Argentina.

The volume of food produced in 2Q15 was 3.6% higher y/y, mainly due to the increase in meat production. In the quarterly comparison, there was a growth of 3.4% in production, also leveraged by other processed products.

Net Operating Revenues (NOR)

NOR - R$ Million	2Q15	2Q14	y/y	1Q15	q/q
Total	7,913	7,015	12.8%	7,048	12.3%

Consolidated NOR was R$7.9 billion in 2Q15, +12.8% y/y, boosted by a 15.3% y/y higher average price in Reais. During the period, the Company saw revenue growth across all regions, especially in the Middle East and Africa ("MEA") and Asia regions, which showed an increase in average prices in Reais associated with a slight increase in volumes.

On a quarterly comparison, NOR increased by 12.3% impacted by 5.5% higher volumes associated with a 6.4% increase in average prices in Reais. All regions contributed to this result.

Cost of Goods Sold (COGS)

COGS - R$ Million	2Q15	2Q14	y/y	1Q15	q/q
COGS	(5,388)	(5,114)	5.4%	(4,885)	10.3%
% of the NOR	(68.1%)	(72.9%)	4.8 p.p.	(69.3%)	1.2 p.p.

COGS totaled R$5.4 billion in 2Q15, 5.4% higher compared to same period of the previous year, mainly due to an increase in the price of feed components (vitamins and amino acids), packaging and imported supplies due to exchange rate variation, as well as higher costs for utilities and energy. Grains, a key component of Company's cost, remained in a downward trend. Soybeans and corn fell by 6.8% and 4.2%, respectively. Conversely, soybean meal showed a slight increase of 1.2%. COGS as a percentage of NOR, was 68.1%, compared to 72.9% in 2Q14, a decrease of 4.8 p.p. on a yearly comparison.

Compared to 1Q15, COGS increased by 10.3%, mainly due to the start of the lighter weight turkey slaughtering (ahead of the Christmas season), which consequently raises the cost per kilogram. During the period, corn showed a slight increase (+ 1.2%) and soybeans and soybean meal showed a slight drop of 0.7% and 0.4%, respectively. As a percentage of NOR, however, COGS fell 1.2 p.p. due to a higher increase in NOR in the period.

Gross Income

Gross Profit - R$ Million	2Q15	2Q14	y/y	1Q15	q/q
Gross Profit	2,525	1,901	32.8%	2,164	16.7%
Gross Margin (%)	31.9%	27.1%	4.8 p.p.	30.7%	1.2 p.p.

Gross income totaled R$2.5 billion in 2Q15, compared to R$1.9 billion in 2Q14, an increase of 32.8% in the period. Gross margin was 4.8 p.p. higher, rising from 27.1% in 2Q14 to 31.9% in 2Q15. This increase was mainly driven by better average prices in Reais in all regions, especially led by MEA (+28.5% y/y), Asia (+21.1% y/y) and LATAM (+48.1% y/y).

Compared to 1Q15, gross income increased by 16.7%, with a marginal increase of 1.2 p.p., also impacted by the increase in average prices in Reais in all regions.

Operating Expenses

Operating Expenses - R$ Million	2Q15	2Q14	y/y	1Q15	q/q
Selling Expenses	(1,154)	(1,029)	12.2%	(1,084)	6.5%
% of the NOR	(14.6%)	(14.7%)	0.1 p.p.	(15.4%)	0.8 p.p.
General and Administrative Expenses	(115)	(102)	13.1%	(108)	6.8%
% of the NOR	(1.5%)	(1.4%)	(0.1) p.p.	(1.5%)	0.0 p.p.
Operating Expenses	(1,269)	(1,130)	12.3%	(1,191)	6.6%
% of the NOR	(16.0%)	(16.1%)	0.1 p.p.	(16.9%)	0.9 p.p.

Operating expenses increased by 12.3% in 2Q15 compared to the same period last year, mainly due to the increase in selling expenses (+12.2%), a result of higher expenditures on freight, wages, marketing and trade marketing, in line with the Company's strategy to improve its positioning in the sales’ points, through the increase of merchandising actions. As well as an increase of 13.1% in administrative expenses compared to 2Q14.

In comparison with the previous quarter, operating expenses increased by 6.6%. As a percentage of NOR, operating expenses were stable y/y, but fell by 0.9 p.p. in the quarterly comparison.

It is noteworthy that the line of operating expenses started to consolidate Federal Foods´s expenses (a distribution company acquired in the Middle East in April 2014), Alyasra (distribution company in the Middle East in which BRF holds 75% stake since November 2014) and Invicta (acquired by BRF in May 2015).

Other Operating Results

Other Operating Results - R$ Million	2Q15	2Q14	y/y	1Q15	q/q
Other Operating Revenues	30	145	(79.2%)	15	100.6%
Other Operating Expenses	(219)	(259)	(15.5%)	(288)	(23.9%)
Other Operating Results	(189)	(115)	64.9%	(273)	(30.7%)
% of the NOR	(2.4%)	(1.6%)	(0.8) p.p.	(3.9%)	1.5 p.p.

The Company recorded a negative result of R$189 million in other operating results in 2Q15, which was 64.9% higher than that of R$115 million in 2Q14. This amount includes R$82 million in non-recurring expenses, as follows: R$17 million in restructuring; R$35 million in tax provisions; and several other items amounting to R$30 million. Excluding the impact of these non-recurring items, other operating results totaled a negative R$107 million, 7.0% lower than 2Q14.

Operating Result (EBIT)

EBIT	R$ Million					EBIT Margin
	2Q15	2Q14	y/y	1Q15	q/q	2Q15	2Q14	y/y	1Q15	q/q
Total	1,058	667	58.6%	641	65.0%	13.4%	9.5%	3.9 p.p.	9.1%	4.3 p.p.

Consolidated EBIT for the 2Q15 reached R$1.1 billion, 58.6% higher compared to the same period of the last year (+65.0% compared to q/q). This was mainly due to higher gross income (+32,8% y/y), which more than offset the increase in operating expenses (+12.3% y/y), higher net expenses in line with other operating results (+64.9% y/y), as well as the impact of equity income, which rose from R$11 million in 2Q14 to an expense of R$8 million in 2Q15.

The consolidated operating margin was 13.4%, compared to 9.5% in 2Q14, an increase of 3.9 p.p. in the annual comparison and 4.3% on a quarterly comparison, as a results of the structural changes and initiatives implemented during the last twelve months.

Net Financial Result

R$ Million	2Q15	2Q14	y/y	1Q15	q/q
Financial Income	(345)	337	(202.4%)	1,877	(118.4%)
Financial Expenses	(311)	(731)	(57.4%)	(1,984)	(84.3%)
Net Financial Result	(657)	(394)	66.7%	(108)	510.6%

Net financial result was R$657 million in 2Q15 compared to R$394 million in the same period last year, (+66.7% y/y), mainly due to the payment of the premium in the amount of R$310 million (US$100 million) regarding the repurchase of bonds made in May 2015, as well as the impact of exchange rate variation on the exposure for the Dairy´s operation sales Agreement in the amount of R$ 116 million (see Explanatory Note 13.2).

During the period, the Company moved from a net currency exposure with an impact on results of US$557 million "long" in 1Q15 due to the sales agreement of Dairy products being fixed in US dollars upon the signing without the creation of a hedge, to a US$ 92 million "short" in 2Q15.

Net Income

Net Income - R$ Million	2Q15	2Q14	y/y	1Q15	q/q
Net Income from Continued Operations	364	249	46.6%	462	(21.0%)
Net Margin (%)	4.6%	3.5%	1.1 p.p.	6.5%	(1.9) p.p.
Net Income from Discontinued Operations	(10)	18	-	3	-
Net Income Total	354	267	32.7%	465	(23.7%)
Net Margin (%)	4.2%	3.5%	0.7 p.p.	6.1%	(1.9) p.p.

The net income from continued operations totaled R$364 million in the 2Q15, showing  growth of 46.6% y/y and a net margin of 4.6%, 1.1p.p. higher on an annual comparison. On a quarterly comparison, the net income from continued operations declined 21.0%, contracting 1.9 p.p. in net margin, mainly due to the extraordinary financial expenses related to the repurchase of bonds as previously mentioned.

The Company's total net income in 2Q15 (including discontinued operations) amounted to R$354 million, increasing 32.7% y/y, leading to an increase of 0.7 p.p. in net margin. Compared to 1Q15, the Company's total net income fell by 23.7%, resulting in a net margin contraction of 1.9 p.p..

EBITDA

EBITDA - R$ Million	2Q15	2Q14	y/y	1Q15	q/q
Net Income	364	249	46.6%	462	(21.0%)
Income Tax and Social Contribution	29	24	18.5%	72	(60.0%)
Net Financial	657	394	66.7%	108	510.6%
Depreciation and Amortization	330	295	12.1%	310	6.4%
EBITDA from Continued Operations	1,380	961	43.6%	951	45.1%
EBITDA Margin (%)	17.4%	13.7%	3.7 p.p.	13.5%	3.9 p.p.
EBITDA Total	1,373	1,002	36.9%	955	43.7%
EBITDA Margin (%)	16.2%	13.0%	3.2 p.p.	12.6%	3.6 p.p.

EBITDA (Continued Op.) - Quarterly History

(R$ Million)

EBITDA from continued operations  was R$1.4 billion in 2Q15, 43.6% higher y/y with an EBITDA margin of 17.4%, +3.7p.p. on yearly comparison. Compared to 1Q15, EBITDA for the continued operations recorded an increase of 45.1%, a gain of 3.9 p.p. in margin, as a result of stronger operating results, particularly in the international markets.

Performance by region

Net Operating Revenues (NOR)

EBIT

Brazil

Brazil	R$ Million					Thousand Tons					Average Price - R$
	2Q15	2Q14	y/y	1Q15	q/q	2Q15	2Q14	y/y	1Q15	q/q	2Q15	2Q14	y/y	1Q15	q/q
In Natura	737	748	(1.5%)	760	(3.1%)	123	116	6.3%	132	(6.2%)	5.97	6.44	(7.3%)	5.78	3.3%
Poultry	538	466	15.3%	566	(5.1%)	96	82	17.0%	108	(10.9%)	5.60	5.68	(1.5%)	5.25	6.6%
Pork	191	164	16.3%	170	12.0%	27	24	13.3%	22	20.9%	7.06	6.88	2.6%	7.62	(7.4%)
Beef	8	118	(93.4%)	22	(64.2%)	0	10	(96.2%)	1	(71.8%)	20.05	11.46	74.9%	15.83	26.7%
Others	1	0	117.2%	2	(71.1%)	0	0	6.4%	0	(55.3%)	15.27	7.48	104.1%	23.58	(35.2%)
Processed Foods	3,046	2,643	15.2%	2,863	6.4%	422	386	9.4%	404	4.6%	7.21	6.85	5.3%	7.09	1.8%
Others Sales	176	274	(35.8%)	165	6.4%	36	84	(57.1%)	42	(14.4%)	4.87	3.26	49.7%	3.92	24.2%
Total without Other Sales	3,783	3,392	11.5%	3,624	4.4%	546	502	8.7%	536	1.9%	6.93	6.75	2.6%	6.77	2.4%
Total	3,958	3,665	8.0%	3,789	4.5%	582	586	(0.8%)	578	0.7%	6.80	6.25	8.8%	6.56	3.7%

EBIT	R$ Million					EBIT Margin
	2Q15	2Q14	y/y	1Q15	q/q	2Q15	2Q14	y/y	1Q15	q/q
Brazil	389	405	(3.9%)	306	27.1%	9.8%	11.0%	(1.2) p.p.	8.1%	1.7 p.p.

Brazil is facing a challenging scenario for 2015, with consumption slowdown, interest rates, inflation and unemployment increases. However, despite this unfavorable scenario, BRF was able to improve the performance of its main business areas in Brazil, a result of the initiatives and structural changes implemented over recent years.

The sales volume in Brazil reached 582 million tons, 0.8% lower in the annual comparison due to the 57.1% decrease in other sales (feed, breeders and byproducts). In the quarterly comparison, there was an increase of 0.7%, mainly coming from higher processed foods volumes (+4.6%) and pork (+15.3%). Excluding other sales, volume grew by 8.7% y/y and 1.9% in the quarterly comparison.

Net operating revenues from the Brazilian operations totaled R$4.0 billion in the period, 8.0% higher in the annual comparison, mainly due to a 15.2% increase in the revenue of processed foods and 15.3% in poultry in natura. Compared to 1Q15, NOR increased by 4.5%, mainly due to a 6.4% increase in processed foods. Excluding the impact of other sales, NOR increased by 11.5% y/y and 4.4% q/q.

Another highlight in Brazil’s results was the improvement in gross margin, which increased 3.5 p.p. compared to the same period the previous year and 2.9 p.p. in the quarterly comparison.

The results for the period in Brazil, however, were also impacted by higher expenses, mainly due to the shaping of the commercial area, now divided into five regions, as well as larger investments in marketing and trade marketing, in line with the Company’s long term investment strategy, the growth of Perdigão and strengthening of the brands in the Brazilian market.

Brazil’s EBIT was R$389 million, 3.9% lower than 2Q14 and 27.1% higher than 1Q15, increasing 1.7 p.p. in margin in a quarterly comparison, despite the reduction of 1.2 p.p. in the margin on an annual comparison, mainly due to higher operating expenses including other operating income.

➢  Sales Team

Productivity gains after the creation of a regional structure in the beginning of the year have been bringing good results. During the first six months of the year, the Company improved distribution by 21% (active customers) compared to the same period last year. A significant increase in the adherence to the visit plan was also recorded, double compared to the beginning of 2015, mainly due to improvements in geolocation of sales points, supporting the routing planning and the logistics delivery grid. Another highlight was the achievement of more KPIs by the sales teams related to the execution on  the sales points such as pricing, materials, shelf space and refrigeration growth, as well as the number of SKU’s per sales point.

For 2016, the new Go-to-Market, a project that began in 2014 and continued to grow stronger and reshape in 2015, will increase efficiency in team productivity even further, assisting in the routing adjustments, balancing seller’s visits and logistic gains, not only for the self service segment, but also for the traditional retail channel.

Sales by Channel - Brazil

(% of Net Operating Revenues - NOR)

Market Share - Value

(Last Reading)

Regarding market share, BRF maintains a leading position in the specialty meat, frozen products, pizzas and margarine categories (core businesses).

Middle East/Africa (MEA)

MEA	R$ Million					Thousand Tons					Average Price - R$
	2Q15	2Q14	y/y	1Q15	q/q	2Q15	2Q14	y/y	1Q15	q/q	2Q15	2Q14	y/y	1Q15	q/q
In Natura	1,634	1,196	36.6%	1,366	19.7%	252	238	5.6%	229	9.8%	6.49	5.02	29.4%	5.96	9.0%
Poultry	1,597	1,125	42.0%	1,340	19.2%	245	228	7.6%	225	9.0%	6.51	4.93	32.0%	5.95	9.3%
Pork	29	35	(17.5%)	20	41.5%	6	7	(16.2%)	4	55.4%	5.01	5.09	(1.6%)	5.50	(9.0%)
Beef	1	31	(97.7%)	1	(23.7%)	0	3	(97.5%)	0	(30.5%)	9.37	10.19	(8.1%)	8.52	9.9%
Others	8	6	36.2%	5	62.9%	0	0	18.8%	0	56.7%	15.82	13.80	14.7%	15.22	4.0%
Processed Foods	118	159	(26.0%)	134	(12.0%)	19	31	(37.7%)	24	(18.3%)	6.09	5.12	18.8%	5.65	7.7%
Total	1,752	1,355	29.3%	1,499	16.8%	271	269	0.6%	253	7.2%	6.47	5.03	28.5%	5.93	9.0%

EBIT	R$ Million					EBIT Margin
	2Q15	2Q14	y/y	1Q15	q/q	2Q15	2Q14	y/y	1Q15	q/q
MEA	321	4	8076.4%	115	177.9%	18.3%	0.3%	18.0 p.p.	7.7%	10.6 p.p.

MEA NOR totaled R$1.8 billion in 2Q15, an increase of 29.3% over 2Q14, boosted by an increase of 28.5% in average prices in Reais (-6.8% in US dollars) and 0.6% in volumes with the Middle East, compensating the fall in volume in Angola.

In the quarterly comparison, NOR increased by 16.8%, due to an increase of 7.2% in volume and 9.0% in average prices in Reais (+1.6% in US dollars), with a positive contribution from both Africa and the Middle East, which had a seasonal boost in food sales during Ramadan in the second quarter.

MEA EBIT in 2Q15 showed a significant increase, going from R$4 million in 2Q14 to R$321 million in 2Q15, an increase of 18.0 p.p. in margin, mainly due to higher revenues in the period, combined with the reorganization of Federal Foods in 2Q14, which reduced BRF's margins at the time. In comparison to 1Q15, EBIT for the region grew 177.9%, an increase of 10.6 p.p. in the margin.

➢  Middle East

The second quarter has a seasonal effect in the Middle East due to Ramadan. The period that precedes Ramadan is therefore a strong sales period for the food sector, during which BRF took the opportunity to implement several marketing initiatives, such as promotions to boost sales in the region.

In the period, there was an increase both in volumes (+1.3% y/y and +7.0% q/q) in the region and average prices (+30.2% y/y and 9.5% q/q) in both comparisons. Volumes increased mainly in the United Arab Emirates and Oman, with growth of volumes in Saudi Arabia as well in the quarterly comparison. These increases are the result of the Company's strategy to acquire distributors in the region, which allowed BRF to move forward in the value chain and introduce new products, increase volume, improve prices and have more control over the retail.

➢  Africa

Africa is facing shortage of dollars due to trade deficit, , as a result of oil price decrease, thus reducing its ability to import several products, including animal protein. Because of this, volumes in the region dropped 3.6% y/y but increased 8.3% in the q/q comparison. This volume recovery in the quarterly comparison show that BRF’s local team has already mitigated the situation and hopes to continue increasing volumes in the subsequent quarters.

Asia

Asia	R$ Million					Thousand Tons					Average Price - R$
	2Q15	2Q14	y/y	1Q15	q/q	2Q15	2Q14	y/y	1Q15	q/q	2Q15	2Q14	y/y	1Q15	q/q
In Natura	877	712	23.2%	728	20.4%	123	121	1.8%	109	12.9%	7.11	5.87	21.1%	6.67	6.7%
Poultry	798	626	27.4%	652	22.4%	114	109	4.5%	100	13.8%	7.00	5.74	21.9%	6.51	7.6%
Pork	72	75	(3.1%)	74	(2.3%)	9	11	(20.0%)	9	(1.4%)	8.26	6.82	21.2%	8.33	(0.9%)
Beef	7	10	(35.3%)	2	196.2%	1	1	(44.1%)	0	200.2%	10.98	9.49	15.7%	11.13	(1.3%)
Processed Foods	22	16	33.4%	17	30.0%	3	2	11.2%	2	31.0%	8.33	6.94	19.9%	8.39	(0.8%)
Total	899	728	23.5%	745	20.7%	126	123	2.0%	111	13.2%	7.14	5.89	21.1%	6.70	6.6%

EBIT	R$ Million					EBIT Margin
	2Q15	2Q14	y/y	1Q15	q/q	2Q15	2Q14	y/y	1Q15	q/q
Asia	223	92	143.0%	164	36.3%	24.9%	12.6%	12.2 p.p.	22.0%	2.9 p.p.

Asia NOR totaled R$899 million in 2Q15, representing an increase of 23.5% over 2Q14. This increase is mainly due to better average prices in Reais (up 21.1% y/y, 12.1% in US dollars) and the increase of 2.0% in volume in this region compared with the same period of the previous year. In comparison with 1Q15, NOR grew 20.7% due primarily to an increase of 13.2% in volume and average prices in Reais 6.6% higher (-0.7% in dollars).

Asia EBIT totaled R$223 million in 2Q15 compared to R$92 million in the same period of the previous year, an increase of 143.0% y/y. Thus, the EBIT margin expanded 12.2 p.p., from 12.6% in 2Q14 to 24.9% in 2Q15. In comparison with 1Q15, the Asia EBIT margin showed an increase of 2.9 p.p..

➢  Japan and South Korea

In Japan, Asia’s most representative market, the Company saw an increase in volume both in the annual comparison (+7.9% y/y) and quarterly comparison (+19.2% q/q). There was also an increase in average prices in Reais (+10.7% y/y and 6.3% q/q). This is the result of BRF's strategy to improve its position in the Japanese market, increasing the proximity with the local clients with greater focus on service level improvement. The import ban imposed by South Korea to United States also contributed to the increasing volumes exported into the region, that also experienced average price increase in US dollars.

➢  China and Hong Kong

China and Hong Kong together decreased volumes in the yearly comparison (-8.7% y/y) and a slight volume increase in the quarterly comparison (+1.8% q/q). The second most important market in Asia, the Chinese market, also experienced growth in volume and improved prices in Reais in both comparisons. However, Hong Kong decreased volumes in both the quarterly and yearly comparison due to higher inventories in the region, which also compromised  prices. Despite the volume decrease, average prices in this region presented a relevant growth (+35.6% y/y and 6.0% q/q) mostly because of China.

➢  Singapore and Southeast Asia

In Singapore and Southeast Asia, the Company’s strategic markets, saw both volume (+10.5%y/y and +23.4% q/q) and average prices in Reais (+25.2% y/y and +7.9% q/q) grow in both comparisons. BRF is increasing its participation in the region, especially in Singapore, where a joint venture was celebrated with SFI, a subsidiary of SATS for the creation of SATS BRF. The JV aims mainly to process and distribute products with higher added value through existing distribution channels as well as increase distribution.

Europe/Eurasia

Europe/Eurasia	R$ Million					Thousand Tons					Average Price - R$
	2Q15	2Q14	y/y	1Q15	q/q	2Q15	2Q14	y/y	1Q15	q/q	2Q15	2Q14	y/y	1Q15	q/q
In Natura	398	384	3.7%	219	81.3%	44	40	8.5%	30	45.5%	9.14	9.56	(4.4%)	7.33	24.6%
Poultry	177	98	79.7%	117	51.2%	23	17	31.7%	20	13.1%	7.79	5.71	36.5%	5.83	33.6%
Pork	186	236	(21.4%)	72	158.2%	19	21	(8.3%)	9	120.7%	9.56	11.15	(14.3%)	8.17	17.0%
Beef	35	49	(27.9%)	31	15.5%	1	2	(17.9%)	1	32.7%	25.54	29.05	(12.1%)	29.36	(13.0%)
Processed Foods	449	427	5.0%	403	11.4%	45	48	(6.0%)	42	5.4%	10.03	8.97	11.8%	9.49	5.6%
Total	846	810	4.4%	622	36.0%	88	88	0.6%	72	22.0%	9.59	9.24	3.8%	8.60	11.5%

EBIT	R$ Million					EBIT Margin
	2Q15	2Q14	y/y	1Q15	q/q	2Q15	2Q14	y/y	1Q15	q/q
Europe	119	148	(19.6%)	59	101.1%	14.0%	18.2%	(4.2) p.p.	9.5%	4.5 p.p.

Europe/Eurasia NOR was R$846 million in 2Q15, an increase of 4.4% in the annual comparison due to a slight increase in volumes (+0.6%), associated with a 3.8% increase in average prices in Reais in the same comparison (-24.7% in US dollars). Despite the effect of lower US dollar prices in Russia, where prices were very high in 2Q14, due to supply constraint caused by the banning of United States and European imports.

In the quarterly comparison, NOR for this region grew 36%, primarily due to an increase of 22% in volume and average prices in Reais 11.5% higher in the same comparison (+3.9% in US dollars). Volume increased both in the European market (Germany, Netherlands, France, Switzerland, Italy, Spain, Greece, Ireland, among other countries) and in Eurasia, as the Company started selling to Russia again during2Q15.

EBIT for this region declined by 19.6% y/y but increased 101.1% q/q, totaling R$119 million in 2Q15. EBIT margin fell by 4.2 p.p. on the annual comparison, mainly due to the reduction in average prices in Reais in Eurasia as mentioned previously. However, the margin improved by 4.5 p.p. in a quarterly comparison due to the combination of higher prices with increased volumes.

➢  Europe

In Europe, the increase in price during the quarter (+14.0% y/y), mainly driven by the sale of turkey, more than compensated the slight fall in volumes recorded in the period (-3.1% y/y). In the quarterly comparison, both volumes and average prices in Reais increased 9.2% y/y and 8.8%, respectively. During 2014, the Company decided to adopt the strategy of reducing volumes sold outside the quota in this market to improve the profitability of the business. Today, BRF seeks to increasingly qualify its presence in that market through product customization, consistently adding value to its portfolio.

The Company has been doing an important work in this market, aiming to improve quality and increase participation in the food services segment, and it was in this context that the JV with Invicta was announced, a local distributor that services pubchains in the UK, Ireland and Scandinavia. The presence in the European market, is not only strategic for the Company, but also provides access to multiple markets as well as being key in the monitoring process of key trends for the food industry and ultimately being an important innovation center.

➢  Eurasia

In Eurasia, volume increased both on an annual and quarterly comparison (+11.6% y/y and +75.3% q/q). However, average prices in Reais were 19.4% below compared to the same period last year mostly because of lower average prices in Russia, despite the 35.2% growth compared to the previos quarter.

Within Eurasia, where the most representative country is Russia, BRF has a strong presence, especially in the pork market. The year of 2014 was an important year for the Russian market, first marked by the banning of poultry and pork trade from the United States and Europe, which significantly increased average prices, and subsequently marked by the economic crisis at the end of 2014, which led to the devaluation of the currency and payment difficulties. It is precisely this scenario that explains the reduction in average prices in Reais for this market on an annual comparison.

However, in 2Q15, as the economy started recovering in Russia, the Company restarted sales to this country, taking advantage of this, without increasing production. This explains the increase in volume and prices for this region on the quarterly comparison.

Latin America (LATAM)

LATAM	R$ Million					Thousand Tons					Average Price - R$
	2Q15	2Q14	y/y	1Q15	q/q	2Q15	2Q14	y/y	1Q15	q/q	2Q15	2Q14	y/y	1Q15	q/q
In Natura	163	254	(35.9%)	140	16.4%	23	47	(50.9%)	20	15.3%	6.99	5.36	30.5%	6.93	1.0%
Poultry	97	187	(48.2%)	79	23.1%	17	39	(55.7%)	14	21.7%	5.67	4.85	16.9%	5.61	1.2%
Pork	10	7	47.6%	8	31.0%	1	1	22.3%	1	8.6%	7.26	6.02	20.7%	6.02	20.7%
Beef	46	54	(13.6%)	44	6.1%	4	7	(45.3%)	3	3.7%	12.94	8.19	58.1%	12.65	2.3%
Others	9	6	49.4%	9	(3.7%)	1	1	8.1%	1	(14.1%)	7.73	5.60	38.2%	6.90	12.1%
Processed Foods	281	191	47.1%	240	17.2%	29	30	(3.5%)	27	8.1%	9.59	6.29	52.5%	8.85	8.4%
Others Sales	13	12	15.8%	14	(2.2%)	0	0	-	0	-	-	-	-	-	-
Total without Other Sales	444	445	(0.2%)	380	16.9%	53	78	(32.4%)	47	11.2%	8.44	5.72	47.5%	8.03	5.2%
Total	457	457	0.2%	394	16.2%	53	78	(32.4%)	47	11.2%	8.70	5.87	48.1%	8.32	4.5%

EBIT	R$ Million					EBIT Margin
	2Q15	2Q14	y/y	1Q15	q/q	2Q15	2Q14	y/y	1Q15	q/q
LATAM	6	19	(68.0%)	(3)	(270.9%)	1.3%	4.1%	(2.8) p.p.	(0.9%)	2.2 p.p.

In LATAM, volume fell by 32.4% y/y, mainly due to the absence of shipments to Venezuela, and grew 11.2% q/q, with significant increase in volumes to Peru, the Caribbean and Chile, as well as higher volumes in Argentina.

Excluding the impact of Venezuela, volumes in LATAM grew 5.6% compared to the same period last year and 11.2% compared to the previous quarter.

LATAM NOR was R$457 million in 2Q15, remaining stable on an annual comparison driven by an increase of 48.1% in average prices in Reais (+7.5% in US dollars), which more than offset the decline in volumes for the period. In the quarterly comparison, NOR increased by 16.2% with 11.2% higher volumes and average prices in Reais 4.5% above the previous quarter (-2.6% in US dollars).

Excluding the impact of Venezuela, NOR for this region was 52.9% higher y/y and 16.2% q/q.

Finally, LATAM operating result was 68.0% lower in the annual comparison, but having significantly recovered in the quarter, going from a loss of R$3 million in 1Q15 to a gain of R$6 million in 2Q15.

➢  Southern Cone

The Southern Cone region presented a slight decrease in volumes compared to last year (-2.8% y/y) but grew 6.2% in the quarterly comparison. Average prices in Reais increased 52.7% y/y and 7.2% q/q. BRF recorded a decline in volumes sold in Argentina in 2Q15 compared do 2Q14, which is Southern Cone’s most representative market, but saw an increase in volume in the quarterly comparison. The fall in volumes observed in the annual comparison can be partly explained by lower production of other processed products, notably margarine and mayonnaise, as the Company faced a strike for about a month at two of its plants that practically didn´t produce in May. Moreover, it was also affected by the Company's strategy to optimize the product mix in the region and thus prioritizing profitability. The Chilean market showed significant volume increase, which partly compensated this decline.

➢  Americas

In the Americas, the Company saw a significant decrease in volumes in the annual comparison (-71.3%), driven by the absence of shipments to Venezuela. In the quarterly comparison, volumes grew 40.3%, stemming from an increase in volumes for Peru, Chile and the Caribbean countries. Excluding the impact of shipments to Venezuela from the analysis, the Company recorded significant volume growth year over year in this region.

Debt

R$ Million	06.30.2015			12.31.2014	∆ %
	Current	Non-Current	Total	Total
Debt
Local Currency	(1,840)	(1,222)	(3,062)	(3,993)	(23.3%)
Foreign Currency	(650)	(8,052)	(8,702)	(7,854)	10.8%
Gross Debt	(2,490)	(9,274)	(11,764)	(11,847)	(0.7%)
Cash Investments
Local Currency	866	193	1,059	2,220	(52.3%)
Foreign Currency	4,754	0	4,754	4,594	3.5%
Total Cash Investments	5,620	193	5,813	6,815	(14.7%)
Net Debt	3,130	(9,081)	(5,951)	(5,032)	18.3%
Exchange Rate Exposure - US$ Million	-	-	(154)	567	(127.1%)

The Total Gross Debt amounting R$ 11,764 million, as shown above, accounts for the total financial debt, plus other financial liabilities amounting to R$ 409 million, as stated in the Explanatory Note 4.1.f of the Financial Statements of June 30, 2015.

Net Debt/EBITDA Evolution

The Company's net debt amounted to R$5.9 billion in 2Q15, 4.5% lower than that registered on March 31st, 2015, resulting in a net debt to EBITDA ratio (last twelve months) of 1.12x compared to 1.04x in 4Q14 and 1.26x in 1Q15. BRF had a strong generation of operating income in the period, as well as a positive impact from exchange rate variation. On the other hand, net debt was negatively impacted by the share buyback, in the amount of R$264 million, and a premium of US$100 million paid in relation to the bond buyback (approximately R$310 million).

Rating

The Company has a BBB credit rating given by Standard & Poor's, and a BBB- given by Fitch Ratings and Baa by Moody's; all of them with stable outlook.

Investments (CAPEX)

Investments in the quarter totaled R$645 million, 37.2% higher than the 2Q14 and 106.4% higher in the quarterly comparison, being R$382 million in efficiency, growth and support, R$144 million for biological assets and R$120 million for other investments and leasing.

Among the main projects in the quarter are:

•         Operational Footprint: production optimization between factories, aiming to minimize the service cost for each product. At this moment, the review of the operational footprint also takes the opportunity to improve the Company's mix of products. Additionally, we are maximizing investments for higher value-added products in line with the Company's strategy, for example, migration from whole in natura products to trays or Assa Fácil (easy bake). The reassessment of the footprint project will also provide higher flexibility, so that the Company is more agile in adapting its production as according to market opportunities.

•         Automation: This project aims to provide financial return and contribute towards the improvement in the Company's ROIC, as well as to reduce factory turnover and possible problems concerning employees' ergonomics.

Both of the aforementioned projects will continue being the focus of the Company's CAPEX for next two years.

Financial Cycle

Financial Cycle

(Acc. Receivable + Inventories - Acc. Payable)/NOR

*For calculation of the financial cycle, it is only considered the result of the continued operations (without
Dairy products), further quarters consider continued and discontinued operations.

The financial cycle at the end of 2Q15 totaled 35.2 days versus 36.4 days at the end of 2Q14 and 32.6 days at the end of 1Q15. This represents an improvement of 1.2 days on an annual comparison, and a decrease of 2.6 days on a quarterly comparison. The improvement over the same period last year was mainly due to the continued improvement from accounts payable.

Compared to 1Q15, the deterioration was mostly a result of inventories, due to the acquisition of the distributors in the Middle East and Invicta's inventory consolidation. There was also an increase in accounts receivable, as a result of good sale performance in the end of the period, particularly in the international market. BRF continues to improve the accounts payable on a gradual basis; this is a result of the projects implemented throughout 2014, which continue to generate good results. In percentage terms, there was a change from 9.8% of NOR in 2Q14 and 8.8% of NOR in 1Q15 to 9.7% of NOR in 2Q15.

Free Cash Flow

Simplified free cash flow (FCF = EBITDA – Variation in Financial Cycle – CAPEX) totaled R$3.7 billion over the last 12 months, which represents a decrease of 9.3% compared to the accumulated FCF of the previous period. Despite the operating improvement registered in the period, FCF was affected by the expansion of the financial cycle, due to the aforementioned factors, and CAPEX, which was higher than the previous period due to investment phasing, with the acceleration of projects as from the second quarter of the year.

Interests on  Capital and Dividends

The Board of Directors' extraordinary meeting held on June 18, 2015 approved the distribution of R$426 million referring to interest on capital, corresponding to R$0.5024 per outstanding share, subject to withholding tax at the source by applying the respective rate. Payments shall be made to shareholders on August 14, 2015, based on the shareholding position of June 30, 2015 (see Explanatory Note 26.2).

Detailed Results of Discontinued Operations (Dairy Products)

As previously mentioned, in 2014, we announced the signing of a sales agreement with Lactalis do Brasil, a Parmalat S.p.A subsidiary, setting forth the terms and conditions for the sale of BRF's dairy industry plants, including the corresponding assets and trademarks dedicated to such segment. As announced on July 1st, 2015, the transaction was approved by CADE and the transaction was concluded. The Company will report its results without the operation starting from 3Q15, period during which the sales cash proceeds will be credited.

In accordance with the legislation in force, in this report, the results of such operation are presented as discontinued operation results (see Explanatory Note 13.2), which are described as follows:

Net Operating Revenue (NOR) of the Discontinued Operations

Dairy	R$ Million					Thousand Tons					Average Price - R$
	2Q15	2Q14	y/y	1Q15	q/q	2Q15	2Q14	y/y	1Q15	q/q	2Q15	2Q14	y/y	1Q15	q/q
Dry Division	350	386	(9.2%)	320	9.4%	140	140	0.1%	140	0.4%	2.50	2.75	(9.3%)	2.29	9.0%
Frozen and Fresh Division	195	290	(32.7%)	204	(4.5%)	44	56	(20.2%)	48	(7.8%)	4.40	5.21	(15.7%)	4.24	3.6%
Other sales	33	0	-	20	63.5%	32	0	-	26	22.8%	1.03	-	-	0.78	33.2%
Total without Other Sales	545	676	(19.3%)	525	3.9%	185	196	(5.7%)	188	(1.7%)	2.95	3.45	(14.4%)	2.79	5.8%
Total	578	676	(14.4%)	545	6.1%	216	196	10.5%	214	1.2%	2.67	3.45	(22.6%)	2.55	4.9%

In 2Q15, NOR for Dairy discontinued operations  reached R$578 million, 14.4% lower in the annual comparison, boosted by a 22.6% average price decrease in Reais in the same comparison, which was partially offset by the 10.5% volume increase y/y, particularly impacted by other sales.

On a quarterly comparison, there was an increase of 9.4% in NOR, boosted by higher average prices in Reais (+9.0%) and almost stable volumes.

Operating Income (EBIT) of Discontinued Operations

Dairy - R$ Million	2Q15	2Q14	y/y	1Q15	q/q
NOR	578	676	(14.4%)	545	6.1%
EBIT	(11)	25	(145.3%)	4	(381.0%)
EBIT Margin (%)	(1.9%)	3.7%	(5.6) p.p.	0.7%	(2.7) p.p.

In 2Q15, EBIT for discontinued operations  represented R$11 million negative, versus R$25 million positive in 2Q14 and R$4 million positive in 1Q15. EBIT margin remained in -1.9%, versus 3.7% in 2Q14 and 0.7% in 1Q15.

Stock Market

At the end of the quarter, the Company's market value was R$57.3 billion.

Performance of shares at BM&FBovespa (1S15)

Performance of ADRs at NYSE (1S15)

Diffused Control

Base: 06.30.2015

Number of shares: 872,473,246 (common)

Capital Stock: R$12.5 billion

Social Balance Sheet and Human Capital

BRF continues to capture operational synergies and efficiencies. In its operation, the Company relies on a strategic geographic positioning of its 34 plants in Brazil (excluding the Dairy plants which are the subject of the sales contract signed with Lactalis), 7 industrial plants in Argentina, 2 in Europe (England and Netherlands), and 1 in United Arab Emirates (Abu Dhabi), 20 distribution centers in Brazil and 17 overseas, 23 offices in the foreign market, in addition to TSPs, farms and sales offices. Currently, the Company has over 104 thousand employees around the world, focused on continuous improvement of quality indicators, service level and work performance.

The Company's transformation movement along with “Viva BRF” is still valuing the human capital and implementing development programs for the present and future BRF's leaders.

Health, Safety and Environment Management (“HSE”)

The HSE Management continues to focus on reducing workplace accidents and has been consolidating its performance on an annual basis. In 1H15, we obtained a frequency rate of accidents with lost time of 1.69, an improvement when compared to 1.82 in 1Q15. The Company's challenge is to reach 1.30 as the maximum admissible value for 2015. Whereas the rate of severity of lost time accidents was 63% lower compared to the 1H14.

Stock Option Plan

The Company has currently 10,295,963 stock options granted to 211 executives, with a maximum exercise period of five years, as established in the Regulation of the Stock Based Remuneration Plan, approved on March 31, 2015 and amended on April 24, 2012, September 4, 2013, March 4, 2014 and April 8, 2015 at the Annual Ordinary/Extraordinary General Shareholder’s Meeting, contenplating the CEO, vice-president, directors and other BRF executives.

Relationship with independent auditors

Pursuant to CVM Instruction no. 381, on January 14, 2003, the Company informs that its policy of hiring services not related to the external audit is based on principles that preserve the independence of the auditor.

In compliance with CVM Instruction No. 381/03, we hereby inform that, during the six month period ended June 30, 2015, Ernst & Young Auditores Independentes S.S. was hired to perform the services not related to external audit (assessment report of net assets and the senior notes issuing a comfort letter), representing roughly 21% of the total annual audit fees related to the external audit services to BRF and its subsidiaries. Such services did not affect the Independent Auditors' independence and objectivity by reason of definition of the scope and procedures performed.

Pursuant to CVM Instruction 480/09, the management, in a meeting held on July 30, 2015, hereby states that it discussed, reviewed and agreed on the information expressed in the independent auditor's review report on financial information relating to 2Q15.

Disclaimer

The statements herein contained with regard to the Company's business perspective, projected operating and financial results and the Company’s growth potential are merely forecasts based on Management’s expectations for the Company’s future.  These estimates are highly dependent on market changes and on the economic performance of Brazil, the electricity industry and the international market and are, therefore, subject to changes.

(The following tables present the Income Statement, the Balance Sheet and Cash Flow Statement of the continued operations and, as a base for comparison, also the statements of the continued + discontinued operations).

BRF S.A. Consolidated

Financial Statement from Continued Operations - R$ Million	2Q15	2Q14	y/y	1Q15	q/q

Net Operating Revenues	7,913	7,015	12.8%	7,048	12.3%

Cost of Sales	(5,388)	(5,114)	5.4%	(4,885)	10.3%
% of the NOR	(68.1%)	(72.9%)	4.8 p.p.	(69.3%)	1.2 p.p.

Gross Profit	2,525	1,901	32.8%	2,164	16.7%
% of the NOR	31.9%	27.1%	4.8 p.p.	30.7%	1.2 p.p.

Operating Expenses	(1,269)	(1,130)	12.3%	(1,191)	6.6%
% of the NOR	(16.0%)	(16.1%)	0.1 p.p.	(16.9%)	0.9 p.p.
Selling Expenses	(1,154)	(1,029)	12.2%	(1,084)	6.5%
% of the NOR	(14.6%)	(14.7%)	0.1 p.p.	(15.4%)	0.8 p.p.
Fixed	(751)	(643)	16.8%	(701)	7.1%
Variable	(403)	(386)	4.6%	(382)	5.5%
General and Administrative Expenses	(115)	(102)	13.1%	(108)	6.8%
% of the NOR	(1.5%)	(1.4%)	(0.1) p.p.	(1.5%)	0.0 p.p.
Honorary of our Administrators	(6)	(6)	1.4%	(7)	(4.5%)
% of the NOR	(0.1%)	(0.1%)	0.0 p.p.	(0.1%)	0.0 p.p.
General and Administrative	(108)	(95)	13.9%	(101)	7.6%
% of the NOR	(1.4%)	(1.4%)	0.0 p.p.	(1.4%)	0.0 p.p.

Operating Income	1,255	771	62.8%	973	29.1%
% of the NOR	15.9%	11.0%	4.9 p.p.	13.8%	2.1 p.p.

Other Operating Results	(189)	(115)	64.9%	(273)	(30.7%)

Equity Income	(8)	11	(179.4%)	(59)	(85.6%)

EBIT	1,058	667	58.6%	641	65.0%
% of the NOR	13.4%	9.5%	3.9 p.p.	9.1%	4.3 p.p.

Net Financial Income	(657)	(394)	66.7%	(108)	510.6%

Income before Taxes	401	273	46.9%	533	(24.8%)
% of the NOR	5.1%	3.9%	1.2 p.p.	7.6%	(2.5) p.p.
Income Tax and Social Contribution	(29)	(24)	18.5%	(72)	(60.0%)
% of Income before Taxes	(7.1%)	(8.9%)	1.7 p.p.	(13.4%)	6.3 p.p.

Net Income before Non-Controlling Shareholders	373	249	49.7%	462	(19.3%)

Non-Controlling Shareholders	(8)	0	3696.7%	(48)	-

Net Income from Continued Operations	364	249	46.6%	462	(21.0%)
% of the NOR	4.6%	3.5%	1.1 p.p.	6.5%	(1.9) p.p.

Net Income from Discontinued Operations	(10)	18	(154.4%)	3	(437.4%)

Net Income (Continued + Discontinued Operations)	354	267	32.7%	465	(23.7%)
% of the NOR	4.2%	3.5%	0.7 p.p.	6.1%	(1.9) p.p.
EBITDA From Continued Operations	1,380	961	43.6%	951	45.1%
% of the NOR	17.4%	13.7%	3.7 p.p.	13.5%	3.9 p.p.

EBITDA (Continued + Discontinued Operations)	1,373	1,002	36.9%	955	43.7%
% of the NOR	16.2%	13.0%	3.2 p.p.	12.6%	3.6 p.p.

BRF S.A. Consolidated

Financial Statement from Continued Operations - R$ Million	1H15	1H14	∆%

Net Operating Revenues	14,961	13,722	9.0%

Cost of Sales	(10,273)	(10,045)	2.3%
% of the NOR	(68.7%)	(73.2%)	4.5 p.p.

Gross Profit	4,688	3,677	27.5%
% of the NOR	31.3%	26.8%	4.5 p.p.

Operating Expenses	(2,460)	(2,224)	10.6%
% of the NOR	(16.4%)	(16.2%)	(0.2) p.p.
Selling Expenses	(2,238)	(2,029)	10.3%
% of the NOR	(15.0%)	(14.8%)	(0.2) p.p.
Fixed	(1,452)	(1,246)	16.5%
Variable	(786)	(782)	0.4%
General and Administrative Expenses	(222)	(196)	13.6%
% of the NOR	(1.5%)	(1.4%)	(0.1) p.p.
Honorary of our Administrators	(13)	(13)	2.9%
% of the NOR	(0.1%)	(0.1%)	0.0 p.p.
General and Administrative	(209)	(183)	14.4%
% of the NOR	(1.4%)	(1.3%)	(0.1) p.p.

Operating Income	2,228	1,453	53.4%
% of the NOR	14.9%	10.6%	4.3 p.p.

Other Operating Results	(462)	(235)	96.3%

Equity Income	(67)	22	(403.7%)

EBIT	1,699	1,239	37.1%
% of the NOR	11.4%	9.0%	2.4 p.p.

Net Financial Income	(764)	(590)	29.4%

Income before Taxes	935	649	44.0%
% of the NOR	6.2%	4.7%	1.5 p.p.
Income Tax and Social Contribution	(100)	(73)	37.8%
% of Income before Taxes	(10.7%)	(11.2%)	0.5 p.p.

Net Income before Non-Controlling Shareholders	834	576	44.8%

Non-Controlling Shareholders	(8)	(4)	92.3%

Net Income from Continued Operations	826	572	44.5%
% of the NOR	5.5%	4.2%	1.3 p.p.

Net Income from Discontinued Operations	(7)	11	(166.5%)

Net Income (Continued + Discontinued Operations)	819	583	40.6%
% of the NOR	5.1%	3.9%	1.2 p.p.
EBITDA From Continued Operations	2,331	1,817	28.3%
% of the NOR	15.6%	13.2%	2.4 p.p.

EBITDA (Continued + Discontinued Operations)	2,328	1,863	24.9%
% of the NOR	14.5%	12.4%	2.1 p.p.

BRF S.A. Consolidated

Balance Sheet from Continued Operations - R$ Million	30.06.15	31.03.15	31.12.14
Assets
Current Assets
Cash and Cash Equivalents	4,635	5,874	6,007
Financial Investments	589	614	587
Accounts Receivable	2,915	2,562	3,047
Recoverable Taxes	1,082	990	1,009
Dividends/Interest on shareholders' equity receivable	0	1	10
Securities Receivable	224	221	215
Inventories	3,520	3,337	2,941
Biological Assets	1,246	1,201	1,131
Other Financial Assets	397	476	43
Other Receivables	277	262	268
Anticipated expenses	264	272	271
Non-Current Assets held to sale and discontinued operation	2,028	1,963	1,958
Total Current Assets	17,176	17,775	17,488

Non-Current Assets
Long-term assets	3,566	3,984	3,789
Cash Investments	66	64	62
Accounts Receivable	7	9	8
Judicial Deposits	670	627	616
Biological Assets	707	697	683
Securities Receivable	229	337	362
Recoverable Taxes	756	933	912
Deferred Taxes	754	888	714
Other Receivables	127	120	115
Restricted Cash	250	308	317

Permanent Assets	15,441	14,958	14,826
Investments	447	391	438
Property, Plant and Equipment	10,261	10,090	10,059
Intangible	4,734	4,477	4,329
Total Non-Current Assets	19,007	18,942	18,615

Total Assets	36,184	36,717	36,104

Liabilities and Equity
Current Liabilities
Loans and Financing	2,081	2,427	2,739
Suppliers	4,732	4,381	3,977
Payroll and Mandatory Social Charges	544	478	427
Taxes Payable	306	366	300
Dividends/Interest on Shareholders’ Equity	387	3	431
Management and Staff Profit Sharing	163	107	396
Other Financial Liabilities	409	656	257
Provisions	240	255	243
Employee Pension Plan	56	56	56
Other Liabilities	287	219	234
Liabilities related to non-current assets held for sale and discontinued operations	527	520	508
Total Current Liabilities	9,731	9,467	9,569

Non-Current Liabilities
Loans and Financing	9,274	10,295	8,850
Suppliers	148	154	161
Taxes and Social Charges Payable	31	28	26
Provision for Tax, Civil and Labor Contingencies	962	924	943
Deferred Taxes	115	126	90
Employee Pension Plan	267	269	258
Other Liabilities	858	530	516
Total Non-Current Liabilities	11,656	12,325	10,845

Total Liabilities	21,386	21,792	20,414

Shareholders' Equity
Capital Stock	12,460	12,460	12,460
Capital Reserves	(42)	104	109
Profit Reserves	4,000	3,974	3,946
Other Related Results	(672)	(864)	(620)
Retained Profits	819	465	0
Transfer Reserves and Tax Incentives	(54)	(28)	-
Treasury Shares	(1,557)	(1,304)	(305)

Non-Controling Shareholders	269	117	99
Total Shareholders' Equity	14,797	14,925	15,690

Total Liabilities and Shareholders' Equity	36,184	36,717	36,104

BRF S.A. Consolidated

Cash Flow from Continued Operations - R$ Million	2Q15	2Q14	y/y	1Q15	q/q
Operating Activities
Result for the Fiscal Year	364	249	46.6%	462	(21.0%)
Adjustments to the Result	764	489	56.2%	935	(18.3%)

Changes in Assets and Liabilities
Accounts Receivable from Clients	(312)	208	(250.2%)	424	(173.5%)
Inventory	(100)	9	(1189.9%)	(395)	(74.6%)
Biological Assets	(45)	10	(570.1%)	(71)	(36.3%)
Interest on Shareholders' Equity Received	6	28	(79.6%)	9	(35.7%)
Suppliers	325	261	24.5%	380	(14.5%)
Payment of Contingencies	(27)	(85)	(68.6%)	(55)	(51.3%)
Interest Payments	(249)	(162)	54.1%	(120)	107.7%
Payment of Income Tax and Social Contribution	(3)	(2)	60.6%	(1)	186.7%
Salaries, Social Obligations and Others	59	181	(67.6%)	(94)	(162.4%)
Net Cash provided by the Continued Operating Activities	782	1,186	(34.1%)	1,475	(47.0%)
Net Cash provide by the Discontinued Operating Activities	(4)	13	(127.9%)	6	(159.7%)
Cash and Cash Equivalents by Discontinued Operating Activities	(10)	-	-	-	-
Net Cash provided by Operating Activities	768	1,198	(35.9%)	1,481	(48.1%)

Investment Activities
Financial Investments	(3)	(2)	41.4%	75	(103.9%)
Investment in Restricted Cash	(7)	(5)	22.0%	(5)	26.2%
Acquisition of Companies	(74)	(52)	43.6%	-	-
Acquisition of Interests in Joint Venture	(60)	(0)	-	(0)	-
Acquisition of Fixed Assets/Investments	(422)	(271)	55.8%	(157)	169.0%
Acquisition of Biological Assets	(144)	(132)	9.6%	(132)	9.2%
Revenue from the Sale of Fixed Assets	42	42	(0.4%)	40	4.7%
Intangible Investments	(18)	(3)	456.3%	(7)	156.2%
Net Cash provided by the Continued Investment Activities	(686)	(423)	62.3%	(187)	267.0%
Net Cash provided by the discontinued Investment Activities	(6)	(13)	(50.8%)	(6)	5.1%
Net Cash provided by Investment Activities	(693)	(436)	59.0%	(193)	258.9%

Financing Activities
Loans and Financing	(956)	547	(274.8%)	(504)	89.7%
Interest on Shareholders' Equity	0	0	-	(463)	(100.0%)
Sale of Treasury Shares	(264)	(50)	424.1%	(1,029)	(74.4%)
Disposal of Treasury Shares	8	45	(82.3%)	19	(58.4%)
Net Cash provided by Financing Activities	(1,211)	542	(323.4%)	(1,977)	(38.7%)

Effect of Exchange Rate Variation on Cash and Cash Equivalents	(103)	(40)	157.9%	556	(118.5%)

Net Increase (Decrease) in Cash Held	(1,239)	1,265	(197.9%)	(133)	830.2%

Cash and Cash Equivalents at the Beginning of the Period	5,874	3,313	77.3%	6,007	(2.2%)
Cash and Cash Equivalents at the End of the Period	4,635	4,578	1.2%	5,874	(21.1%)

BRF S.A. Consolidated

Cash Flow from Continued Operations - R$ Million	1H15	1H14	∆%
Operating Activities
Result for the Fiscal Year	826	572	44.5%
Adjustments to the Result	1,699	755	125.2%

Changes in Assets and Liabilities
Accounts Receivable from Clients	112	692	(83.8%)
Inventory	(495)	68	(830.6%)
Biological Assets	(116)	12	(1060.5%)
Interest on Shareholders' Equity Received	15	28	(47.8%)
Suppliers	705	315	124.1%
Payment of Contingencies	(81)	(124)	(34.3%)
Interest Payments	(369)	(284)	30.1%
Payment of Income Tax and Social Contribution	(4)	(5)	(15.8%)
Salaries, Social Obligations and Others	(35)	95	(136.9%)
Net Cash provided by the Continued Operating Activities	2,257	2,124	6.3%
Net Cash provide by the Discontinued Operating Activities	2	26	(90.8%)
Cash and Cash Equivalents by Discontinued Operating Activities	(10)	0	-
Net Cash provided by Operating Activities	2,249	2,150	4.6%

Investment Activities
Financial Investments	72	1	6658.7%
Investment in Restricted Cash	(12)	(10)	21.7%
Acquisition of Companies	(74)	(52)	43.6%
Acquisition of Interests in Joint Venture	(61)	(2)	3024.9%
Acquisition of Fixed Assets/Investments	(579)	(471)	23.0%
Acquisition of Biological Assets	(277)	(252)	9.8%
Revenue from the Sale of Fixed Assets	82	90	(9.0%)
Intangible Investments	(24)	(3)	613.4%
Net Cash provided by the Continued Investment Activities	(873)	(698)	25.1%
Net Cash provided by the discontinued Investment Activities	(12)	(26)	(53.1%)
Net Cash provided by Investment Activities	(886)	(725)	22.2%

Financing Activities
Loans and Financing	(1,460)	478	(405.3%)
Interest on Shareholders' Equity	(463)	(365)	26.9%
Sale of Treasury Shares	(1,292)	(50)	2470.3%
Disposal of Treasury Shares	27	70	(60.7%)
Net Cash provided by Financing Activities	(3,188)	132	(2508.3%)

Effect of Exchange Rate Variation on Cash and Cash Equivalents	453	(107)	(522.3%)

Net Increase (Decrease) in Cash Held	(1,372)	1,451	(194.6%)

Cash and Cash Equivalents at the Beginning of the Period	6,007	3,128	92.1%
Cash and Cash Equivalents at the End of the Period	4,635	4,578	1.2%

BRF S.A. Consolidated

Financial Statement (Continued + Discontinued Operations) - R$ Million	2Q15	2Q14	y/y	1Q15	q/q

Net Operating Revenues	8,491	7,691	10.4%	7,593	11.8%

Cost of Sales	(5,857)	(5,647)	3.7%	(5,321)	10.1%
% of the NOR	(69.0%)	(73.4%)	4.4 p.p.	(70.1%)	1.1 p.p.

Gross Profit	2,634	2,044	28.9%	2,272	15.9%
% of the NOR	31.0%	26.6%	4.4 p.p.	29.9%	1.1 p.p.

Operating Expenses	(1,376)	(1,246)	10.5%	(1,286)	7.0%
% of the NOR	(16.2%)	(16.2%)	-	(16.9%)	0.7 p.p.
Selling Expenses	(1,254)	(1,137)	10.3%	(1,173)	6.9%
% of the NOR	(14.8%)	(14.8%)	-	(15.4%)	0.7 p.p.
Fixed	(797)	(707)	12.7%	(742)	7.4%
Variable	(457)	(429)	6.4%	(431)	6.0%
General and Administrative Expenses	(123)	(109)	12.7%	(113)	8.4%
% of the NOR	(1.4%)	(1.4%)	-	(1.5%)	-
Honorary of our Administrators	(7)	(7)	(5.6%)	(7)	(8.7%)
% of the NOR	(0.1%)	(0.1%)	-	(0.1%)	-
General and Administrative	(116)	(102)	14.0%	(106)	9.6%
% of the NOR	(1.4%)	(1.3%)	-	(1.4%)	-

Operating Income	1,257	798	57.5%	986	27.5%
% of the NOR	14.8%	10.4%	4.4 p.p.	13.0%	1.8 p.p.

Other Operating Results	(201)	(117)	71.4%	(281)	(28.5%)

Equity Income	(9)	11	(184.9%)	(60)	(84.3%)

EBIT	1,047	692	51.3%	645	62.3%
% of the NOR	12.3%	9.0%	3.3 p.p.	8.5%	3.8 p.p.

Net Financial Income	(657)	(394)	66.8%	(108)	510.8%

Income before Taxes	390	298	30.8%	537	(27.5%)
% of the NOR	4.6%	3.9%	0.7 p.p.	7.1%	(2.5) p.p.
Income Tax and Social Contribution	(27)	(31)	(10.8%)	(73)	(62.5%)
% of Income before Taxes	(7.0%)	(10.3%)	3.3 p.p.	(13.5%)	6.5 p.p.

Net Income before Non-Controlling Shareholders	362	267	35.6%	465	(22.0%)

Non-Controlling Shareholders	(8)	0	-	0	-

Net Income	354	267	32.7%	465	(23.7%)
% of the NOR	4.2%	3.5%	0.7 p.p.	6.1%	(1.9) p.p.

EBITDA	1,373	1,002	36.9%	955	43.7%
% of the NOR	16.2%	13.0%	3.1 p.p.	12.6%	3.6 p.p.

BRF S.A. Consolidated

Financial Statement (Continued + Discontinued Operations) - R$ Million	1H15	1H14	∆%

Net Operating Revenues	16,084	15,030	7.0%

Cost of Sales	(11,178)	(11,093)	0.8%
% of the NOR	(69.5%)	(73.8%)	4.3 p.p.

Gross Profit	4,905	3,936	24.6%
% of the NOR	30.5%	26.2%	4.3 p.p.

Operating Expenses	(2,662)	(2,459)	8.2%
% of the NOR	(16.6%)	(16.4%)	(0.2) p.p.
Selling Expenses	(2,426)	(2,249)	7.9%
% of the NOR	(15.1%)	(15.0%)	(0.1) p.p.
Fixed	(1,539)	(1,380)	11.5%
Variable	(887)	(869)	2.1%
General and Administrative Expenses	(236)	(211)	12.0%
% of the NOR	(1.5%)	(1.4%)	(0.1) p.p.
Honorary of our Administrators	(14)	(14)	(1.8%)
% of the NOR	(0.1%)	(0.1%)	-
General and Administrative	(222)	(197)	12.9%
% of the NOR	(1.4%)	(1.3%)	(0.1) p.p.

Operating Income	2,243	1,477	51.9%
% of the NOR	13.9%	9.8%	4.1 p.p.

Other Operating Results	(483)	(246)	96.2%

Equity Income	(69)	23	(406.2%)

EBIT	1,691	1,254	34.9%
% of the NOR	10.5%	8.3%	2.2 p.p.

Net Financial Income	(764)	(590)	29.5%

Income before Taxes	927	663	39.8%
% of the NOR	5.8%	4.4%	1.4 p.p.
Income Tax and Social Contribution	(100)	(76)	30.7%
% of Income before Taxes	(10.8%)	(11.5%)	0.7 p.p.

Net Income before Non-Controlling Shareholders	827	587	41.0%

Non-Controlling Shareholders	(8)	(4)	92.3%

Net Income	819	583	40.6%
% of the NOR	5.1%	3.9%	1.2 p.p.

EBITDA	2,328	1,863	24.9%
% of the NOR	14.5%	12.4%	2.1 p.p.

BRF S.A. Consolidated

Balance Sheet (Continued + Discontinued Operations) - R$ Million	30.06.15	31.03.15	31.12.14
Assets
Current Assets
Cash and Cash Equivalents	4,645	5,874	6,007
Financial Investments	589	614	587
Accounts Receivable	3,067	2,795	3,280
Recoverable Taxes	1,098	990	1,009
Dividends/Interest on shareholders' equity receivable	0	1	10
Assets held for Sale	105	73	75
Securities Receivable	224	221	215
Inventories	3,800	3,550	3,154
Biological Assets	1,246	1,201	1,131
Other Financial Assets	397	476	43
Other Receivables	279	262	268
Anticipated expenses	266	272	271
Total Current Assets	15,715	16,331	16,051

Non-Current Assets
Long-term assets	3,352	3,771	3,789
Cash Investments	66	64	62
Accounts Receivable	7	9	8
Judicial Deposits	670	627	616
Biological Assets	708	697	683
Securities Receivable	229	337	362
Recoverable Taxes	756	933	912
Deferred Taxes	538	676	714
Other Receivables	127	120	115
Restricted Cash	250	308	317

Permanent Assets	16,893	16,402	16,264
Investments	461	407	454
Property, Plant and Equipment	11,697	10,800	10,810
Intangible	4,734	5,195	5,000
Total Non-Current Assets	20,245	20,174	20,053

Total Assets	35,959	36,504	36,104

Liabilities and Equity
Current Liabilities
Loans and Financing	2,081	2,427	2,739
Suppliers	4,956	4,660	4,256
Payroll and Mandatory Social Charges	582	492	441
Taxes Payable	326	380	314
Dividends/Interest on Shareholders’ Equity	387	3	431
Management and Staff Profit Sharing	163	107	396
Other Financial Liabilities	409	656	257
Provisions	240	255	243
Employee Pension Plan	56	56	56
Other Liabilities	294	219	234
Total Current Liabilities	9,494	9,254	9,369

Non-Current Liabilities
Loans and Financing	9,274	10,295	8,850
Suppliers	148	154	161
Taxes and Social Charges Payable	31	28	26
Provision for Tax, Civil and Labor Contingencies	962	924	943
Deferred Taxes	115	126	291
Employee Pension Plan	279	269	258
Other Liabilities	858	530	516
Total Non-Current Liabilities	11,668	12,325	11,045

Total Liabilities	21,162	21,580	20,414

Shareholders' Equity
Capital Stock	12,460	12,460	12,460
Capital Reserves	(42)	104	109
Profit Reserves	4,000	3,974	3,946
Other Related Results	(672)	(864)	(620)
Retained Profits	819	465	0
Transfer Reserves and Tax Incentives	(54)	(28)	-
Treasury Shares	(1,557)	(1,304)	(305)

Non-Controling Shareholders	269	117	99
Total Shareholders' Equity	14,797	14,925	15,690

Total Liabilities and Shareholders' Equity	35,959	36,504	36,104

BRF S.A. Consolidated

Cash Flow (Continued + Discontinued Operations) - R$ Million	2Q15	2Q14	y/y	1Q15	q/q
Operating Activities
Result for the Fiscal Year	354	267	32.7%	465	(23.7%)
Adjustments to the Result	760	505	50.5%	936	(18.8%)

Changes in Assets and Liabilities
Accounts Receivable from Clients	(230)	208	(210.8%)	424	(154.3%)
Inventory	(168)	9	(1923.6%)	(395)	(57.5%)
Biological Assets	(45)	10	(570.1%)	(71)	(36.3%)
Interest on Shareholders' Equity Received	6	28	(79.6%)	9	(35.7%)
Suppliers	270	261	3.6%	380	(28.9%)
Payment of Contingencies	(27)	(85)	(68.6%)	(55)	(51.3%)
Interest Payments	(249)	(162)	54.1%	(120)	107.7%
Payment of Income Tax and Social Contribution	(3)	(2)	60.6%	(1)	186.7%
Salaries, Social Obligations and Others	109	159	(31.2%)	(92)	(219.4%)
Net Cash provided by Operating Activities	778	1,198	(35.1%)	1,481	(47.4%)

Investment Activities
Financial Investments	(3)	(2)	41.4%	75	(103.9%)
Investment in Restricted Cash	(7)	(5)	22.0%	(5)	26.2%
Acquisition of Companies	(74)	(52)	43.6%	-	-
Acquisition of Interests in Joint Venture	(60)	(0)	-	(0)	-
Acquisition of Fixed Assets/Investments	(429)	(284)	51.0%	(163)	163.0%
Acquisition of Biological Assets	(144)	(132)	9.6%	(132)	9.2%
Revenue from the Sale of Fixed Assets	42	42	(0.4%)	40	4.7%
Intangible Investments	(18)	(3)	456.3%	(7)	156.2%
Net Cash provided by Investment Activities	(693)	(436)	59.0%	(193)	258.9%

Financing Activities
Loans and Financing	(956)	547	(274.8%)	(504)	89.7%
Interest on Shareholders' Equity	-	-	-	(463)	-
Sale of Treasury Shares	(264)	(50)	424%	(1,029)	(74.4%)
Disposal of Treasury Shares	8	45	(82.3%)	19	(58.4%)
Net Cash provided by Financing Activities	(1,211)	542	(323.4%)	(1,977)	(38.7%)

Effect of Exchange Rate Variation on Cash and Cash Equivalents	(103)	(40)	157.9%	556	(118.5%)

Net Increase (Decrease) in Cash Held	(1,229)	1,265	(197.1%)	(133)	822.5%

Cash and Cash Equivalents at the Beginning of the Period	5,874	3,313	77.3%	6,007	(2.2%)
Cash and Cash Equivalents at the End of the Period	4,645	4,578	1.5%	5,874	(20.9%)

BRF S.A. Consolidated

Cash Flow (Continued + Discontinued Operations) - R$ Million	1H15	1H14	∆%
Operating Activities
Result for the Fiscal Year	819	583	40.6%
Adjustments to the Result	1,696	786	115.8%

Changes in Assets and Liabilities
Accounts Receivable from Clients	194	692	(72.0%)
Inventory	(563)	68	(930.2%)
Biological Assets	(116)	12	(1060.5%)
Interest on Shareholders' Equity Received	15	28	(47.8%)
Suppliers	650	315	106.7%
Payment of Contingencies	(81)	(124)	(34.3%)
Interest Payments	(369)	(284)	30.1%
Payment of Income Tax and Social Contribution	(4)	(5)	(15.8%)
Salaries, Social Obligations and Others	18	79	(77.6%)
Net Cash provided by Operating Activities	2,259	2,150	5.1%

Investment Activities
Financial Investments	72	1	6658.7%
Investment in Restricted Cash	(12)	(10)	21.7%
Acquisition of Companies	(74)	(52)	43.6%
Acquisition of Interests in Joint Venture	(61)	(2)	3024.9%
Acquisition of Fixed Assets/Investments	(592)	(497)	18.9%
Acquisition of Biological Assets	(277)	(252)	9.8%
Revenue from the Sale of Fixed Assets	82	90	(9.0%)
Intangible Investments	(24)	(3)	613.4%
Net Cash provided by Investment Activities	(886)	(725)	22.2%

Financing Activities
Loans and Financing	(1,460)	478	(405.3%)
Interest on Shareholders' Equity	(463)	(365)	26.9%
Sale of Treasury Shares	(1,292)	(50)	2470.3%
Disposal of Treasury Shares	27	70	(60.7%)
Net Cash provided by Financing Activities	(3,188)	132	(2508.3%)

Effect of Exchange Rate Variation on Cash and Cash Equivalents	453	(107)	(522.3%)

Net Increase (Decrease) in Cash Held	(1,362)	1,451	(193.9%)

Cash and Cash Equivalents at the Beginning of the Period	6,007	3,128	92.1%
Cash and Cash Equivalents at the End of the Period	4,645	4,578	1.5%